EXHIBIT 99.1

Sales comparisons are presented to help investors understand the general tone of Cooper’s business. These comparisons include the impacts of acquisitions, divestitures, currency movements, etc. and are not necessarily indicative of general business trends. Specific questions regarding these sales trends should be directed to Richard Bajenski, Vice President, Investor Relations, bajenski@cooperindustries.com, (713) 209-8610.

Sales for the three months ended on the dates shown, compared to the same period in the prior year:

	12/31/04	1/31/05	2/28/05	3/31/05	4/30/05	5/31/05
Cooper Industries Electrical Products Tools & Hardware	10% 11% 4%	11-13% 12-14% 4-6%	9-11% 10-12% 1-3%	8% 9% 1%	5-7% 7-9% (2-4)%	6-8% 7-9% 0-2%

Observations on recent sales trends for the three months ended May 31, 2005.

Cooper Industries

Sales for the three months ended May 31, 2005 increased 6-8% compared with the same three months last year. Translation continues to have a moderate positive impact on revenues.

Electrical Products

Sales for the three months ended May 31, 2005 increased 7-9% compared with the prior year.

•	Utility spending remained strong as utilities continue to focus on maintaining their system infrastructure.

•	North American industrial activity continued to expand, driving growth in sales of products for industrial plants and for maintenance and refurbishment needs.

•	North American commercial markets continued the modest pace of their recovery, improving demand for products used in office structures, retail facilities and institutional structures.

•	Retail channel sales slowed compared to the prior year’s strong demand for products used in residential and commercial projects.

•	European industrial and commercial markets remain slow.

Tools and Hardware

Sales for the three months ended May 31, 2005 increased 0-2% compared with the prior year.

•	North American retail sales slowed compared to the prior year’s strong activity.

•	Industrial demand for products used in industrial production, particularly from electronics producers, has improved moderately, while demand from large-scale aerospace, automotive and industrial projects has slowed.

Note:  Includes impacts of acquisitions and divestitures, when applicable.